North Vernon,Indiana January 10,2013

Master Distribution Agreement

Marketing and Sales of WindStream Technologies Products LOI

Between

WindStream Technologies, Inc. 819 Buckeye

North Vernon, IN 47265 USA

Messers:

Dan Bates.CEO Travis Campbell. COO

And

HG Energy S.r.l.

Viale Andrea Doria 48/c Milano 20124

Italy Messers:

Massimo Cungi. CEO Pietro Mandurino, CTO

Premises

1)	WindStream Technology Inc. (herein "WTI") is a company incorporated under the law of California (USA) and is the owner of certain Technology in Renewable Energy from wind and owns product Trademarks and Patent (herein the "Product") like TurboMill and SolarMill, as well as its own production facility.
2)	HG Energy S.r.I. (HGE) is a company incorporated under the Italian law, has started operations in April 2012 with the aim to market and distributes Innovative Technology in Renewable Energy across EMEA region (herein the "Region") and it has an existing commercial agreement to distribute the Product in Italy (the "Contract");
3)	HGE is successfully distributing the Product and is developing an increasing awareness in the Region about the Product;
4)	Both parties are seeking to generate business opportunities in the Region, setting up an effective commercial network. with coordinated marketing efforts;

5)	This LOI is aimed to summarize the basic terms for the new cooperation between the parties in connection to the development of the business in the Region, regulating the following topics: market pricing, intercompany pricing, Product Cost development, Marketing and Sales;

(1)

6)	The terms of this Master Distribution Agreement shall supersede all other agreements previously entered into by both parties

On the bases of the above, Parties agree on thefollowing

1)	HGE is appointed as Master Distributor with a Sales and Marketing agreement in the Region to deal exclusively in the marketing and sales of the Product. To this purpose, the Contract is extended to cover the new territory;
2)	The Region will include all European Countries; HGE commercial focus initially will be on the Italian, German, Dutch, UK and Greek markets with the aim to generate new business opportunities
3)	HGE is authorized to operate also outside the Region, on a non-exclusive basis giving proper information on advance to WTI on the pending negotiations in the following territories: the North Africa (Egypt, Morocco, Libya) countries and Brazil under the same terms and conditions and will have the right to earn into exclusivity with agreed upon volume sales.
4)	HGE will share in costs to provide worldwide relevant product certification, such as TUV, MCS and WTI will fully help HGE in this process, HGE will assist WTI in certification process, TUV funding to be mutually agreed upon in a separate agreement. Windstream will initiate the certification process upon completion of the next version of the electronic v7. If the certification process has not commenced by February 15th the issue of the timing and the version of the electronics will be revisited no later than February 20, 2013.
5)	WTI will support HGE sales activities and specifically will provide adequate coaching and training and marketing material, backing up maintenance activities with adequate remote coaching and spare parts;
6)	HGE will use its expertise as a Distributor of TurboMill and SolarMill (herein "TM & SM") and knowhow of the Region marketplace to support WTI direct sales in other areas of the world, sharing HGE know how and leading commercial efforts (i.e. Brazil where a commercial network can be put in place shortly and a local strategy set up to overcome local duty and import constraints);
7)	WTI will invest to lower the manufacturing cost of both TM and SM to a more aggressive cost base, and maintain efforts to reach the highest quality standard:
a)
a)	Transparency will be granted by both companies regarding cost and MSRP Manufacturer Suggested Retail Price.

b)	Cost reduction strategies (via WTI Compass) will be directed between both parties to achieve the lowest TFC and TSC

(2)

c)	WT! and HGE shall share equally in the gross margin from the sales of all products after all sales and marketing costs are deducted. The budget for sales and marketing costs shall be agreed to by both parties in writing.

d)     Definitions:

i)	Total Factory Cost (TFC) by definition is determined by: Direct Labour, Direct Materials, Indirect Labour, Indirect Materials, and Overhead from "WTI";

ii) Total Sales Cost (TSC) by definition is determined by:Logistics (freight, OH, marketing costs) agreed to by plan from "HG" and commissions if applicable;

iii)	MSRP (Manufacturer Suggested Retail Price) is agreed upon by both parties and then priced to the end user;
iv)	Gross Margin = MSRP - TFC + TSC (TFC + TSC) and also be phrased as "landed cost";
e)	"Cost out" projects have been identified for both savings and ROI, and if deemed necessary by both parties, assist financially to reduce TFC or TSC
f)	HG Energy agrees to aid in technical and engineering support.
8)	WTI will lead the R&D and production issues and technology enhancements of the Product. HGE will lead with his technical knowhow the Price Reduction Project, looking for the most effective solutions; HGE will help with its knowledge and investments the cost reduction immediately, permanent benefits will be mutually beneficiary;
9)	HGE to deposit 36K (or submitted budget) into WTl account to be used for HG build of brakes and units against the outstanding purchase order number WS0056;
10)	WTI will price the Product to HGE at the following "landed cost" for the following orders:

a)     WS0061for $120,000 USO (approximately)

i)	P.O.Submission by the 1Qth of January 2013

ii) Payment due the 4th of February 2013

iii) Delivery of products no later than February 15, 2013 - orders may be split

iv)	WTI agrees to have balance of all brakes and units from previous purchase orders shipped by February 15, 2013
v)	TFC established at $600 USO
b)	WS0062 for $300,000 USO (approximately)
i)	P.O. Submission by the 10th of January 2013

iii)	TFC established at $560 USO
iv)	180 day pay term with approval from EXIM

(3)

v)	Delivery is build and ship starting 30 days after receipt of funds to WTI from EXIM policy and bank
vi)	4 containers staged in releases once production begins, schedule to be submitted to HGE upon funding

c)     Puglia TFC established at target price of $500 USO, MSRP to be close to 600€ 11) HGE pt year minimum unit requirement to maintain the exclusive on such territories is 2000 units, the two above mentioned unit orders count toward this volume, WS0061is required to take place to hold the agreement, WS0062 is subject to EXIM approval

a) 2014 - 4,000

b) 2015 - 6,000

12)	HGE has the right to earn equity in WindStream Technologies, Inc.in the form of Non-Vesting Stock Options (NSO) pursuant to the Company's existing Stock Option Plan. HGE will be issued NSO's at the rate of 2% of Gross Revenue generated by sales directly related to HG Energy's own sales efforts. This right to earn into WTI shall be for the length of this Master Distribution Agreement or until such time that WindStream and HG Energy enter into a more formal Joint Venture agreement.
13)	The Parties will enter into a formal agreement, ruling in the proper detail the principles set forth in this LOI, in 30 days from the signature of this LOI. In any event, this LOI will remain firm and binding.

Sign:

WindStream Technologies, Inc.

January 18,2013

Date

(4)

Amendment #1 SCHEDULE OF DELIVERY

January 18,2013 - Airfreight 200 brakes + 4 SolarMills w/o

January 25, 20 13 -panels Full P.O. in process to be shipped, no

February 1,2013 -brakes Airfreight 300 brakes

February 4, 2013 -Begin build P.O. #WS0061

February 15,2013 -Airfreight 350 brakes

March 8,2013 -Ship P.O. #WS0061